Registration Statement No. 333-_____
As filed with the Securities and Exchange Commission on July 23, 2010

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Double Eagle Petroleum Co.
(Exact Name of Registrant as Specified in its Charter)

Maryland (State or Other Jurisdiction of Incorporation or Organization)	83-0214692 (I.R.S. Employer Identification Number)
1675 Broadway, Suite 2200
Denver, Colorado 80202
(303) 794-8445
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

2010 Stock Incentive Plan
(Full Name of Plan)

Richard D. Dole, President and Chief Executive Officer
Double Eagle Petroleum Co.
1675 Broadway, Suite 2200
Denver, CO 80202
(303) 794-8445
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)
Copy to:
Alan L. Talensick, Esq.
Melissa L. Mong, Esq.
Patton Boggs LLP
1801 California Street, Suite 4900
Denver, Colorado 80202
(303) 830-1776
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑	Smaller reporting company ☐
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Securities	Amount to be	Offering Price per	Aggregate Offering	Amount of
to be Registered	Registered (1)	Share (2)	Price (2)	Registration Fee (2)
Common Stock, par value $0.001 per share	2,000,000 (3)	$4.05	$8,100,000	$577.53

(1)	This Registration Statement covers 2,000,000 shares of common stock that may be issued from time to time by the Registrant pursuant to its 2010 Stock Incentive Plan. To the extent additional shares of common stock may be issued or become issuable as a result of a stock split, stock dividend, or other distribution involving the common stock while this registration statement is in effect, this registration statement hereby is deemed to cover all such additional shares of common stock in accordance with Rule 416 under the Securities Act of 1933, as amended.

(2)	The price of $4.05 per share, which was the average of the high and low prices of the Registrant’s common stock, as reported on the NASDAQ Global Select Market on July 19, 2010, is set forth solely for purposes of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, as amended.

(3)	Represents shares of common stock available for future grants under the 2010 Stock Incentive Plan.

EXPLANATORY NOTE
     This Registration Statement on Form S-8 (this “Registration Statement”) registers shares of our common stock underlying options and other awards that may be issued to certain of our employees, directors and consultants under our 2010 Stock Incentive Plan (“2010 Plan”).
     The information specified in Part I of Form S-8 is not being filed with the Securities and Exchange Commission (the “Commission”) as permitted by the Note in Part I of Form S-8. This information will be sent or given to participating employees as specified in Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). These document(s) and the documents incorporated by reference herein pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

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PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE
     We are incorporating by reference the documents or portions of documents listed below that were filed with the Commission, under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent that any information contained in such filings is deemed “furnished” in accordance with applicable rules and regulations:
•	Annual Report on Form 10-K for the fiscal year ended December 30, 2009 and filed on March 4, 2010;

•	Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2010 and filed on April 29, 2010;

•	Current Reports on Form 8-K filed on March 5, 2010, April 26, 2010, May 28, 2010, and June 24, 2010;

•	To the extent incorporated by reference into the Annual Report on Form 10-K, the Definitive Proxy Statement on Schedule 14A filed on April 12, 2010; and

•	The description of our common stock set forth in our prospectus filed pursuant to Rule 424(b) of the Securities Act, filed with the Commission on December 18, 1996, and all amendments and reports filed by us to update that description.
     All documents that we may file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

ITEM 4.	DESCRIPTION OF SECURITIES
     Not applicable.

ITEM 5.	INTEREST OF NAMED EXPERTS AND COUNSEL
     The validity of the common stock being offered hereby has been passed upon for us by Patton Boggs LLP. Attorneys employed by that law firm beneficially own an aggregate of approximately 50,500 shares of our common stock and 3,000 shares of our preferred stock. Attorneys employed by that law firm also own an aggregate 1.125 percent working interest in certain oil and gas leases in a project area in which we are the operator and also a working interest owner.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS
     Section 2-418 of the General Corporation Law of the State of Maryland (the “Maryland Code”) provides for mandatory indemnification against reasonable expenses incurred by directors and officers of a corporation in connection with an action, suit or proceeding brought by reason of their position as a director or officer if they are successful, on the merits or otherwise, in defense of the proceeding. In addition, a corporation may indemnify directors or officers in such proceedings if the director or officer acted in good faith, in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in the case of a criminal proceeding, he had no reasonable cause to believe that his conduct was unlawful.
     The Maryland Code also permits a corporation to expand the rights to indemnification by a provision in its bylaws, by an agreement, by resolution of shareholders or directors not involved in the proceeding, or otherwise. However, a corporation may not indemnify a director or officer if the proceeding was one by or on behalf of the corporation and in the proceeding the director of officer is adjudged to be liable to the corporation.
     Our Bylaws provide that we are required to indemnify our directors and officers to the fullest extent permitted by law, including those circumstances in which indemnification would otherwise be discretionary. We also have adopted, in our Articles of Incorporation, a provision under Section 2-405.2 of the Maryland Code that eliminates and limits certain personal liability of directors and officers for monetary damages for breaches of the fiduciary duty of care.

ITEM 7.	EXEMPTION FROM REGISRTATION CLAIMED
     Not applicable.

ITEM 8.	EXHIBITS
     The following documents are filed as exhibits to this Registration Statement:

Exhibit
Number	Exhibit
4.1	Shareholder Rights Agreement, dated as of August 24, 2007 (incorporated herein by reference to the Company’s Current Report on Form 8-A filed on August 24, 2007).

4.2
Articles Supplementary, filed with the Maryland Department of Assessments and Taxation on June 29, 2007 (incorporated by reference from Exhibit 3.2 of Double Eagle’s Current Report on Form 8-K dated July 29, 2007).

4.3
Articles Supplementary of Junior Participating Preferred Stock, Series B, dated as of August 21, 2007 (incorporated by reference from Exhibit 3.1 of Double Eagle’s Current Report of Form 8-K dated August 28, 2007).

4.4	Form of Senior Debt Indenture (incorporated by reference from Exhibit 4.4 of Double Eagle’s Report on Form S-3, File No. 333-163292, filed with the SEC on November 23, 2009 ).

4.5	Form of Subordinated Debt Indenture (incorporated by reference from Exhibit 4.5 of Double Eagle’s Report on Form S-3, File No. 333-163292, filed with the SEC on November 23, 2009 ).

5.1	Opinion and Consent of Patton Boggs LLP

10.1	2010 Stock Incentive Plan

23.1	Consent of Hein & Associates LLP

23.2	Consent of Patton Boggs LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on the signature page hereto).

ITEM 9. UNDERTAKINGS
     The registrant hereby undertakes:
     (a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:
(i)	Include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	Reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	Include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference to the Registration Statement.
     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the directors, officers and controlling persons of the registrant pursuant to the foregoing provision, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that its meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Denver, Colorado on the 23rd day of July 2010.

DOUBLE EAGLE PETROLEUM CO.
By:	/s/ Richard D. Dole
Richard D. Dole
President and Chief Executive Officer

     Each person whose signature appears below appoints Kurtis S. Hooley, individually, as true and lawful attorney-in-fact and agent, with full power of substitution to sign any amendments (including post-effective amendments) to this Registration Statement and to each registration statement amended hereby, and to file the same, with all exhibits and other related documents, with the Commission, with full power and authority to perform any necessary or appropriate act in connection with the amendment(s).
     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Richard D. Dole Richard D. Dole	President, Chief Executive Officer, and Chairman of the Board (Principal Executive Officer)	July 23, 2010

/s/ Sigmund Balaban Sigmund Balaban	Director	July 23, 2010

/s/ Roy G. Cohee Roy G. Cohee	Director	July 23, 2010

/s/ Brent Hathaway Brent Hathaway	Director	July 23, 2010

/s/ Kurtis S. Hooley Kurtis S. Hooley	Chief Financial Officer and Senior Vice President (Principal Financial Officer and Principal Accounting Officer)	July 23, 2010

EXHIBIT INDEX

Exhibit
Number	Exhibit
4.1	Shareholder Rights Agreement, dated as of August 24, 2007 (incorporated herein by reference to the Company’s Current Report on Form 8-A filed on August 24, 2007).

4.2	Articles Supplementary, filed with the Maryland Department of Assessments and Taxation on June 29, 2007 (incorporated by reference from Exhibit 3.2 of Double Eagle’s Current Report on Form 8-K dated June 29, 2007).

4.3	Articles Supplementary of Junior Participating Preferred Stock, Series B, dated as of August 21, 2007 (incorporated by reference from Exhibit 3.1 of Double Eagle’s Current Report of Form 8-K dated August 28, 2007).

4.4	Form of Senior Debt Indenture (incorporated by reference from Exhibit 4.4 of Double Eagle’s Report on Form S-3, File No. 333-163292, filed with the SEC on November 23, 2009).

4.5	Form of Subordinated Debt Indenture (incorporated by reference from Exhibit 4.5 of Double Eagle’s Report on Form S-3, File No. 333-163292, filed with the SEC on November 23, 2009).

5.1	Opinion and Consent of Patton Boggs LLP

10.1	2010 Stock Incentive Plan

23.1	Consent of Hein & Associates LLP

23.2	Consent of Patton Boggs LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on the signature page hereto).